Exhibit 10.27

     MOBILE STORAGE GROUP, INC.
2007 CORPORATE INCENTIVE PLAN
EXECUTIVE PLAN

Bonus plan to be applicable to executive management members listed below:

Christopher Wilson
Doug Waugaman
Allan Villegas
Jerry Vaughn

Payouts are to be based on a weighted formula applied to a target bonus for each executive. Formula to be based on the following parameters in the percentages indicated with specific objectives for each Executive:

Adjusted EBITDA Result	75%
Other Measurable Objectives	25%
100%

A.	Adj. EBITDA Targets and Payouts as follows

2007
	EBITDA ($MM)	Payout
	CC Discretion	Less than 100%
	79.6mm	100%
	CC Discretion	Greater than 100%

EBITDA will be Adjusted EBITDA (net of accrued and paid bonuses), plus Board of Directors fees, Management Fee and Expenses, Stock Options, Alix Partners and recruiter fee and will include the affect of any acquisitions made during the period. The EBITDA Targets levels will be increased for acquisitions made during the period and the incremental EBITDA effect for over spending the 2007 CAPX budget, if any. The Compensation Committee (CC) will have discretion for any awards for EBITDA results greater than or less than $79.6 million.

B.	Other Measurable Objectives

Each executive will have measurable objectives against which they will be measured with weighing for each objective. The specific targets for the objectives need to be further developed.